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                                 Exhibit 99.1

                             FOR IMMEDIATE RELEASE
                             ---------------------

   BOSTON LIFE SCIENCES ANNOUNCES INTERIM RESULTS FOR ITS PHASE II TRIAL OF
                PARKINSON'S DISEASE DIAGNOSTIC AGENT ALTROPANE

JANUARY 26, 1999, BOSTON, MA--BOSTON LIFE SCIENCES, INC. (NASDAQ: BLSI) announced that the Company had completed its interim analysis of the Phase II trial of Altropane, its radioimaging agent for the early diagnosis of Parkinson's Disease. The trial was designed to demonstrate that subjects with early and/or mild Parkinson's Disease could be readily differentiated from normal subjects based on an Altropane brain scan. This trial was different from the Company's previously reported successful physician's sponsored Phase II trial in that PD subjects in the current trial had clinically mild disease as compared to the more advanced disease evaluated in the previous trial. The PD subjects entered into the current trial consequently resembled quite closely the patient population that potentially would be candidates for Altropane scanning if and when the agent became commercially available, the Company said.

The interim results from about one half the total number of enrolled subjects indicate that subjects with early or mild PD can be reliably and easily differentiated from normal subjects based on the Altropane scan results. Normal subjects had a mean striatal binding potential of 1.07 + 0.17 vs 0.44 + 0.19 for
                                                       -              -
patients with early/mild PD (p is less than 0.00007). The highest binding potential for a PD subject (0.66) was still well below the lowest binding potential seen in the normal subjects (0.9). Qualitative assessment of the scans revealed moderate to marked decrease in at least one quadrant of the striatum in the brain of PD subjects compared to the normal subjects.

"We are gratified but frankly not surprised by these preliminary excellent results of the interim Phase II analysis," stated Marc E. Lanser, MD, Chief Scientific Officer of BLSI. "We had expected, based on the published studies of academic groups, that Altropane would be able to reliably differentiate subjects with mild PD from normal subjects. Having confirmed our expectations with these results, we can now proceed with added confidence to our Phase III study. The Phase III trial has been designed to test the ability of Altropane to discriminate between early Parkinson's syndromes and other movement disorders, a distinction which often poses diagnostic problems for practicing clinicians," added Dr. Lanser.

BLSI is developing novel treatments for cancer, autoimmune diseases, and central nervous system disorders. In addition to Altropane, BLSI's products awaiting FDA review, in clinical trials or in preclinical development include Therafectin, an oral drug for the treatment of Rheumatoid Arthritis; Troponin I, a naturally-occurring anti-angiogenesis factor for the treatment of solid tumors; AF-1 for the treatment of acute and chronic CNS disorders; and transcription factors that may control the expression of molecules associated with autoimmune disease and allergies.

The foregoing contains certain forward-looking statements with regard to projected or estimated dates for certain stages of product development, which may not be realized due to the uncertainties inherent in the research and development and regulatory processes.

For additional information contact:

Marc E. Lanser, MD
Chief Scientific Officer
617-425-0200

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